                                                                      EXHIBIT 12

                       DOBSON COMMUNICATIONS CORPORATION
   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              ($ in Thousands)

                                                                1994        1995        1996        1997         1998
                                                             ---------   ---------   ---------   ----------   ----------

Net income (loss)........................................... $     462   $   1,104   $  (1,421)  $  (16,734)  $  (52,561)

Extraordinary (gain) loss...................................      (228)         --         527        1,350        2,165

Interest expense, net.......................................     1,195       1,848       4,282       24,814       35,232

Amortization of deferred financing..........................        --         404         402        1,075        1,965

Income tax provision (benefit)..............................       168         347        (593)      (3,625)     (11,469)
                                                             ---------   ---------   ---------   ----------   ----------

  Earnings.................................................. $   1,597   $   3,703   $   3,197   $    6,880   $  (24,668)

Interest expense, net....................................... $   1,195   $   1,848   $   4,282   $   24,814   $   35,232

Amortization of deferred financing..........................        --         404         402        1,075        1,965
                                                             ---------   ---------   ---------   ----------   ----------

  Fixed charges............................................. $   1,195   $   2,252   $   4,684   $   25,889   $   37,197

  Preferred dividends.......................................        83         591         849        2,603       23,955
                                                             ---------   ---------   ---------   ----------   ----------

Combined Fixed Charges and Preferred Stock Dividends........ $   1,278   $   2,843   $   5,533   $   28,492   $   61,152
                                                             ---------   ---------   ---------   ----------   ----------
                                                             ---------   ---------   ---------   ----------   ----------

Ratio of Earnings to Fixed Charges..........................      1.34        1.64      (1)         (2)          (3)
                                                             ---------   ---------   ---------   ----------   ----------
                                                             ---------   ---------   ---------   ----------   ----------

Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................      1.25        1.30      (4)         (5)          (6)
                                                             ---------   ---------   ---------   ----------   ----------
                                                             ---------   ---------   ---------   ----------   ----------

------------------------

(1) Earnings were insufficient to cover fixed charges by $1.5 million.

(2) Earnings were insufficient to cover fixed charges by $19.0 million.

(3) Earnings were insufficient to cover fixed charges by $61.9 million.

(4) Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $2.3 million.

(5) Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $21.6 million.

(6) Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $85.8 million.

                                                Three months ended March 31,
                                                ---------------------------
                                                    1998           1999
                                                ------------   ------------
Net loss                                        $    (15,483)  $    (47,861)
Extraordinary (gain) loss                              3,118              -
Accounting changes                                         -              -
Interest expense, net                                  6,839         26,681
Amortization of deferred financing                         -              -
Income tax provision (benefit)                          (365)       (13,294)
                                                -------------  -------------
   Earnings                                     $     (5,891)  $    (34,474)

Interest expense                                $      6,839   $     26,681
Amortization of deferred financing                         -              -
                                                ------------   ------------
   Fixed charges                                $      6,839   $     26,681

   Preferred dividends                                 4,436         14,116

Combined Fixed Charges and Preferred            $     11,275   $     40,797
Stock Dividends                                 ------------   ------------
                                                ------------   ------------
Ratio of Earnings to Fixed Charges                   (1)            (2)
                                                ------------   ------------
                                                ------------   ------------
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends              (3)            (4)
                                                ------------   ------------
                                                ------------   ------------

(1) Earnings were insufficient to cover fixed charges by $12.7 million.
(2) Earnings were insufficient to cover fixed charges by $61.2 million.
(3) Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $17.2 million.
(4) Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $75.3 million.